Exhibit 99.1
Dear Shareholder,
The first half of 2008 provides the owners of Mercantile Bancorp, Inc. many reasons to be encouraged. Despite continuing economic challenges throughout the country and at some of our banks, we are also seeing positive signs from our banks and markets served. We grew in a number of key areas while remaining appropriately cautious with respect to our underwriting and lending practices.
In most instances, the communities we serve have been relatively resistant to the boom-bust cycle characterizing many regions of the United States. Our banking subsidiaries have generally reflected this stability, and have even capitalized on positives such as a strong agricultural market and attractive consumer interest rates.
Our first half highlights include:
•	Commercial loan growth, particularly driven by small business activity and agriculture-related lending;

•	Continued customer acceptance of our asset management and brokerage services, and the ongoing expansion of these services into several of our banks;

•	A very fast start for our entry into Indiana: a business loan production office in Carmel, an affluent suburb of Indianapolis;

•	Performance at or above expectations from our latest acquisition, HNB Financial Services, Inc., which owns HNB National Bank based in Hannibal, Missouri;

•	Organic loan and deposit growth at several of our wholly owned subsidiaries, leading to overall growth in the company’s total loans and deposits;

•	Higher visibility and productivity resulting from our new Mercantile Bank headquarters, which also houses the holding company executive offices;

•	Smooth, ongoing consolidations of Perry State Bank into HNB National Bank, and of Farmers State Bank of Northern Missouri into Mercantile Bank, which we expect to reduce regulatory and compliance costs, expand marketing opportunities and generate operating efficiencies.

•	A gain on sale from our equity investment in a startup bank – part of our strategy to generate income from selective investment in de novo banks;

•	Strong mortgage refinancing activity and stable mortgage lending generating fee income and gains on the sale of loans to the secondary market.

Organic growth and the acquisition of HNB Financial Services, Inc. elevated us to a record $1.7 billion in assets at June 30, 2008, compared with $1.4 billion a year earlier. We continue to move toward the critical mass needed to be highly competitive and cost-effective, while still maintaining our community bank service-oriented profile.
We had second quarter net income of $1.3 million or $0.15 per share compared with net income of $2.4 million or $0.27 per share (adjusted for a 3-for-2 split in December 2007) in second quarter 2007. Due mostly to increases in loan loss reserves, we recorded a first half loss of $414,000 or ($0.05) per share loss. Still, in this market environment, we are encouraged with the results.
We grew in several important areas. For example, total loans at June 30, 2008 were $1.3 billion, up 21% from $1.0 billion a year earlier, while deposits rose 25% to $1.4 billion versus $1.1 billion. Noninterest income, partially reflecting strong loan servicing activity combined with loan sales and growth in the company’s asset management and brokerage business, rose 43% to $4.0 million in second quarter 2008 compared with $2.8 million in second quarter 2007.
Given the banking climate, we felt these gains in loans, deposits and noninterest income were exceptional. Much of the credit for this growth in slow economic times goes to our dedicated employees and managers who provide the service and sell the products that build our reputation, win new business from existing customers and attract new customers. Competition for banking business is intense. How you treat people and the ability to execute retains customers and wins new business.
In the first six months of 2008, net interest income increased to $21.1 million compared with $20.8 million in first half 2007. Six months 2008 noninterest income was up 50% compared with 2007 while noninterest expense increased only 29%.
In May we sold our equity stake in First Charter Corporation on the open market, prior to First Charter being acquired by Fifth Third Bancorp. The timing of this sale is consistent with our approach to monetize our positions in these situations versus taking a long-term equity stake in larger financial institutions. As with a number of previous investments in startup banks, we recorded a gain on the First Charter sale of approximately $940 thousand (pre-tax). Our remaining equity investments in startup banks, or in shares of banks that acquired those startups, have generally been performing well, particularly given the market and economic conditions. Further consolidation in the banking industry may result in additional gains over the next few years, potentially providing us with new investment opportunities to explore.

Charting a Stable Course
Mercantile recorded a loan loss provision in second quarter 2008 of $1.8 million, compared with $4.8 million in first quarter 2008, and $426 thousand in first quarter 2007. In the first half of this year, our provision for loan losses increased to $6.6 million, compared with $1.2 million in first half 2007. While the increased provision is necessary and prudent, we believe we have now identified most of the serious loan concerns throughout our subsidiary banks. We may need to further increase our reserves, but believe these increases will be relatively modest. We continue to monitor loan status very carefully.
As of June 30, 2008 total nonperforming loans (nonaccrual loans plus loans 90 or more days in arrears) were $30.5 million compared with $23.9 million last quarter. Of the total amount, approximately $22 million is concentrated in 12 commercial loan relationships. This does not diminish the impact, but it does indicate that our losses are generally isolated. We are not content with over $30 million in nonperforming loans; nevertheless, they represent a small fraction of our $1.2 billion loan portfolio.
We may encounter additional challenges, particularly if the nationwide economy fails to stabilize. We are holding steady in key areas such as maintaining capital adequacy and managing exposure to problem credits. All of our banks are meeting regulatory standards for being well capitalized.
Our biggest challenge has come from specific loans made by our Royal Palm Bank subsidiary, and also a participation loan with the developer of a property in Arkansas. Although parts of Florida are troubled, we see relative strength in the growing, affluent southwest Florida markets served by Royal Palm. We have executed steps to improve credit management and we are closely monitoring the underlying value of the real estate securing these loans.
The Value of Top Talent
In first quarter 2008, Mercantile installed new management at Royal Palm to provide a higher level of credit, underwriting and marketing skills. This new team, headed by President J. Gregory Murphy, has been the primary reason we have made significant headway in turning around Royal Palm’s operations. We have already seen many positive changes in the bank’s performance, and we intend to have forward momentum by the end of the year.
Before joining us, Greg was president and CEO of the Community Bank of Naples and is a 20-year resident of Naples. He has brought his own excellent business network into play, and has also been instrumental in attracting other top people to join the Royal Palm team.

Executive leadership has also played a significant role in the opening and initial success of our loan production office in Carmel, Indiana, which opened in February of this year. Kevin Murphy, regional president of this market, is a well-known and respected 20-year veteran of the Indianapolis banking scene and a resident of Carmel, which is a fast-growing business and residential hub located just north of Indianapolis. Kevin has been a driving force behind the Carmel office’s initial success in rapidly building a pipeline of loans. He has brought several top lending officers to the facility, which we plan to transition into a full-service Mercantile Bank branch in 2009.
With the workforce realignment underway in the banking industry, we believe there will continue to be many talented bankers that we can add to our team to support growth opportunities.
To more effectively manage our growing portfolios of loans and respond to the need for full time credit oversight, we added a new position at the holding company in July. Richard J. Halter was named senior vice president of credit administration. Rick, with more than 25 years of business lending experience, sits on each of the company’s subsidiary banks’ loan committees, providing guidance and direction in underwriting and credit structuring standards, ensuring compliance and consistency with company credit policies and regulatory requirements, managing collective pipeline forecasts and loan quality tracking, and assisting in the management of loan funding and intra-company loan participation pools.
A quality business is built and managed by quality people. Our growth and need to attract and retain the best managers underscores our imperative to establish an executive compensation plan that aligns the pay and performance incentives of top managers with our shareholders. Compensation with an equity component is standard throughout the corporate world.
In the company’s 2007 proxy, Mercantile’s Board of Directors proposed – based on the standards of other financial companies of our size – a conservative executive pay plan that included equity compensation in the form of performance-based equity grants. This is unlike traditional stock options, which may or may not be based on stringent performance guidelines. This particular plan included long-term vesting in the company’s stock, based on relative peer-based performance criteria and required a long-term commitment to the company from participating managers.
The company did not receive the requisite level of shareholder approval to implement the proposed plan. Our board was disappointed, and it has reaffirmed its commitment to exploring a modest, fair and prudent equity-based compensation component for key executives. The company intends to more thoroughly communicate to you the importance of equity compensation as part of an effective strategy to attract and retain the best talent possible. Our board is confident it can make an effective case for this. The best scenario for shareholders and the company is to give key executives the opportunity to align their interests with building long-term shareholder value.
2008 Outlook
Our focus in the second half will be continued cost management initiatives and operational expense reduction throughout the Mercantile Bancorp network. Our consolidations of Farmers and Perry State will further our drive to build a company that capitalizes on efficiencies without sacrificing any of the service on which our reputation is built.
We greatly appreciate the confidence that you have shown in supporting our stock by not only holding onto it, but also by purchasing more. Although we have a growth plan, our primary focus in this economy is to maintain, as much as possible, the quality of our assets. We are actively addressing loan problems while at the same time pursuing lending and deposit growth opportunities wherever possible.
We believe we are well positioned to pursue our long-term strategy to achieve organic growth from our subsidiary banks, to acquire quality banks in markets whose profiles we understand, and to make occasional investments in startup banks with tremendous potential.
Although 2008 is shaping up to be a year of endurance for our industry and company, I am quite optimistic about our long-term outlook. We are confident our policies, practices, and commitment to excellence in community banking will deliver to our customers and shareholders the value that each seeks.
Sincerely,
/s/ Ted T. Awerkamp
Ted T. Awerkamp
President and CEO
August 18, 2008